Exhibit 23.4
CONSENT OF INDUSTRIAL MINERALS COMPANY OF
AUSTRALIA PTY LTD.
     We hereby consent to the use by Molycorp, Inc. in connection with its Registration Statement on Form S-l (Registration No. 333-171827) and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of information attributed to us in the Registration Statement. We confirm that we have sighted the references to such information in the Registration Statement and confirm that it is quoted in an appropriate context.

Date: February 7, 2011	INDUSTRIAL MINERALS COMPANY OF AUSTRALIA PTY LTD. ABN 42 084 433 992 /s/ Dudley J. Kingsnorth
Name: Dudley J. Kingsnorth
Title: Executive Director